QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.24

HORIZON ORGANIC HOLDING CORPORATION
RETENTION BONUS PLAN

ARTICLE I
ESTABLISHMENT OF PLAN

        As of the Effective Date, the Company (as such term is hereinafter defined) hereby establishes the Horizon Organic Holding Corporation Retention Bonus Plan, as set forth in this document.

ARTICLE II
PURPOSE

        Horizon Organic Holding Corporation, by means of this Retention Bonus Plan, desires to retain certain key individuals as employees of the Company and its Affiliates (as both terms are hereinafter defined) and to provide such individuals with additional incentives to achieve and promote the success of the Company (as such term is hereinafter defined) in the event of a Change in Control (as such term is hereinafter defined).

ARTICLE III
DEFINITIONS

        As used herein, the following words and phrases shall have meanings set forth below (unless the context clearly indicates otherwise):

        3.1   "Affiliate" shall mean an entity directly or indirectly controlled by, controlling, or under common control with the Company.

        3.2.  "Base Salary" shall mean the amount a Participant is entitled to receive from an Employer in cash as wages or salary on an annualized basis in consideration for his or her services, including any such amounts which may have been deferred, but excluding all other elements of compensation such as, without limitation, any bonus, commissions, overtime, health benefits, perquisites, and incentive compensation.

        3.3   "Beneficiary" shall mean:

          (a)   with respect to a Participant who was married at the time of death, his or her surviving spouse; and

          (b)   with respect to a Participant who was not married at the time of death, the legal representative of the Participant's estate under the laws of the state of the Participant's domicile at the time of death.

        3.4   "Cause" shall mean, with respect to a Participant's termination of employment and in the reasonable judgment of the Company: (a) the Participant has committed any material act of embezzlement, fraud, and/or is convicted of a felony; (b) the Participant in any material respect, breaches his or her obligations under any employment related agreement between the Participant and the Company; or (c) the Participant causes material damage to the Company through intentional misconduct or gross neglect of the duties customary to his or her office. No activities or inactivities covered by items (b) and (c) will be deemed to be "Cause" unless the Company has notified the Participant of such activity or inactivity in writing and the Participant has failed to cure the same within 30 days of the notification.

        3.5   "Change in Control" shall mean the first to occur of any of the following events in connection with implementation of the Company's current exploration of strategic alternatives:

          (a)   a sale of all or substantially all of the assets of the Company;

          (b)   a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise (other than (i) a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power of the acquiring or controlling corporation, and in no event less than a majority of such stock voting power, (ii) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (iii) a merger of the Company into any of its wholly owned subsidiaries); or

          (c)   an acquisition by any person, entity, or group within the meaning of Section 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

        3.6   "Change in Control Date" shall mean the date on which a Change in Control occurs.

        3.7   "Committee" shall mean the Compensation Committee of the Board.

        3.8   "Company" shall mean Horizon Organic Holding Corporation and any successor thereto.

        3.9   "Disability" shall mean, with respect to a Participant's termination of employment due to Disability: (a) a disability entitling the Participant to long-term disability benefits under the applicable long-term disability plan of the Company or an Affiliate or such other long-term disability plan under which the Participant is entitled to long-term disability benefits; or (b) if the Participant is not covered by such a plan, a physical or mental condition or illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate for a total of 180 days or more during any consecutive 12-month period.

        3.10 "Effective Date" shall mean June 10, 2003.

        3.11 "Employee" shall mean any employee of an Employer.

        3.12 "Employer" shall mean the Company or any of its Affiliates.

        3.13 "Good Reason" shall mean, with respect to any Participant, the occurrence of any of the following events after a Change in Control Date, or prior to a Change in Control Date if any such events can be reasonably demonstrated to have occurred in connection with, or in anticipation of, a Change in Control:

          (a)   any reduction in the Participant's annual or incentive pay or benefits in effect from time to time which is not part of an overall cost reduction or savings plan applicable to all similarly situated Participants of the Company;

          (b)   any significant reduction in the nature or status of the Participant's duties or responsibilities; or

          (c)   a transfer of the Participant's principal place of employment to a metropolitan area other than that of the Participant's employment immediately prior to the Change in Control without the Participant's consent.

        3.14 "Month's Pay" shall mean:

          (a)   the sum of the Participant's Required Base Salary, then:

          (b)   divided by 12.

        3.15 "Participant" shall mean an Employee who is designated in Appendix A hereto to participate in the Plan or who may be added to such appendix from time to time by the Committee.

        3.16 "Participation Date" shall mean the date a particular Participant is designated to be a Participant, as specified in such Participant's Retention Bonus Award Letter.

        3.17 "Plan" shall mean the Horizon Organic Holding Corporation Retention Bonus Plan.

        3.18 "Required Base Salary" shall mean, with respect to any Participant, the higher of:

          (a)   the Participant's highest Base Salary as in effect during the 120-day period prior to the Change in Control Date; and

          (b)   the Participant's highest Base Salary in effect at any time thereafter.

        3.19 "Retention Bonus" shall mean the payment provided to a Participant in accordance with Article VI of the Plan.

        3.20 "Retention Bonus Amount" shall mean an amount equal to no less than three Months' Pay and no more than six Months' Pay, as determined by the Company's successor in its sole discretion.

        3.21. "Retention Bonus Award Letter" shall mean the award letter presented by the Company to a Participant relating to an award under the Plan.

        3.22 "Retention Date" shall mean the date four months following the Change in Control Date.

        3.23 "Retention Period" shall mean the period beginning on a particular Participant's Participation Date and ending on the Retention Date.

ARTICLE IV
ADMINISTRATION

        4.1    Administration.    Subject to the express provisions of the Plan, the Committee shall have the authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

ARTICLE V
DURATION OF PARTICIPATION

        5.1    Duration of Participation.    A Participant who is entitled to payment of a Retention Bonus under Article VI shall remain a Participant in the Plan until the full amount of his or her Retention Bonus payable under the Plan has been paid.

ARTICLE VI
RETENTION BONUSES

        6.1    Amount and Payment of Retention Bonuses.    If a Participant was continually employed by an Employer during such Participant's Retention Period, the Company shall deliver to the Participant (or in the event of the Participant's death, his or her Beneficiary) on the Retention Date a lump sum amount in cash equal to the Participant's Retention Bonus Amount.

        6.2.    Certain Employment Terminations.    If a Change in Control occurs and a Participant's employment with an Employer terminates by the Employer other than for Cause or by the Participant for Good Reason (within 90 days after the occurrence of an event constituting Good Reason) at any time after a Change in Control Date, or prior to a Change in Control if such termination can be reasonably demonstrated to have occurred in connection with, or in anticipation of, a Change in Control, but prior to a payment of cash pursuant to Section 6.1 and the Participant was continually employed by an Employer during such period, the Company shall pay to such Participant (or in the event of the Participant's death, his or her Beneficiary), in lieu of any payment of cash pursuant to Section 6.1, a lump sum amount in cash equal to the amount under Section 6.1 no later than 10 days after such date of termination of employment.

        6.3    Other Benefits Payable.    The Retention Bonus provided pursuant to Section 6.1 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options, or other benefits which may be owed to a Participant by an Employer.

        6.4    Payment Obligations Absolute.    The obligations of the Company to pay the Retention Bonus described in this Article VI shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company or any Affiliate may have against any Participant.

ARTICLE VII
SUCCESSOR TO COMPANY

        This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VIII
DURATION, AMENDMENT, AND TERMINATION

        8.1    Duration.    Subject to Section 8.2 below, this Plan shall continue in full force and effect and shall not terminate or expire until such time that all Participants who become entitled to any payments hereunder shall have received such payments in full.

        8.2    Amendment and Termination.    The Plan shall be subject to amendment, change, substitution, deletion, revocation, or termination in any respect by a resolution adopted by a majority of the Committee. Notwithstanding the foregoing, following a Change in Control or within 12 months prior to a Change in Control, the Plan, except to the extent necessary to comply with applicable law, shall not be subject to amendment, change, substitution, deletion, revocation, or termination in any respect which adversely affects the rights of a Participant without such Participant's consent (or in the case of a Participant's death, the consent of such Participant's Beneficiary).

        8.3    Form of Amendment.    The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Committee. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan, subject to the terms hereof, shall automatically effect a termination of all Participants' rights and benefits hereunder.

ARTICLE IX
MISCELLANEOUS

        9.1    Employment Status.    This Plan does not constitute a contract of employment or impose on a Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies or those of its Affiliates regarding termination of employment.

        9.2    Validity and Severability.    The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.3.    Waiver.    The Company's or a Participant's failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Company or a Participant may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

        9.4    Governing Law.    The validity, interpretation, construction, and performance of the Plan shall in all respects be governed by the laws of the State of Colorado, without reference to its principles of conflict of law.

        9.5    Indemnification of Committee.    No member or agent of the Committee shall be personally liable for any action, determination, or interpretation made with respect to the Plan, and each member of the Committee shall be indemnified by the Company to the fullest extent permitted by applicable law and the governing instruments of the Company.

        9.6    Unfunded Plan Status.    This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

        9.7    Tax Withholding.    Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local, or foreign law.

        9.8    Nonalienation of Benefits.    Except as otherwise specifically provided herein, amounts payable under the Plan shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute, or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

        9.9    Facility of Payment.

          (a)   If a Participant is declared an incompetent, and a conservator, guardian, or other person legally charged with his or her care has been appointed, any Retention Bonus to which such Participant is entitled may be paid to such conservator, guardian, or other person legally charged with his or her care;

          (b)   If a Participant is declared an incompetent and a conservator, guardian, or other person charged with his or her care has not been appointed, the Committee may: (i) require the appointment of a conservator or guardian; (ii) distribute any Retention Bonus to which such Participant is entitled to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant; or (iii) distribute any Retention Bonus to which such Participant is entitled directly to or for the benefit of such Participant.

        9.10    Gender and Number.    Except when the context indicates to the contrary, when used herein masculine terms shall be deemed to include the feminine, and the plural shall be deemed to include the singular.

        9.11    Headings.    The headings of Articles and Sections are included solely for convenience of reference and are not to be used in the interpretation of the provisions of the Plan.

QuickLinks

  EXHIBIT 10.24
HORIZON ORGANIC HOLDING CORPORATION RETENTION BONUS PLAN
ARTICLE I ESTABLISHMENT OF PLAN
ARTICLE II PURPOSE
ARTICLE III DEFINITIONS
ARTICLE IV ADMINISTRATION
ARTICLE V DURATION OF PARTICIPATION
ARTICLE VI RETENTION BONUSES
ARTICLE VII SUCCESSOR TO COMPANY
ARTICLE VIII DURATION, AMENDMENT, AND TERMINATION
ARTICLE IX MISCELLANEOUS